EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of August 1, 2012 (the “Effective Date”) and entered into on September 16, 2012 (the “Signing Date”), by and among Mandalay Digital Group, Inc. (formerly NeuMedia, Inc.), a Delaware corporation (the “Employer”), Digital Turbine Group, LLC (“DT”) and William Stone (the “Executive”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.           Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.           Capacity.  The Executive shall serve the Employer as Chief Executive Officer of DT.  As Chief Executive Officer of DT, the Executive shall be responsible for the general supervision, management and control of the DT’s business, subject to the direction of the Board of Directors of the Employer. The Executive shall report directly to the Chief Executive Officer of the Employer. At the reasonable request of Board of Directors or the Chief Executive Officer of the Employer, the Executive shall provide services to subsidiaries and affiliates of the Employer or DT, without additional compensation becoming payable.

3.           Term.  Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall be three (3) years, i.e., thirty six (36) calendar months, from the Effective Date (the “Term”).

4.           Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary.  For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual salary (the “Salary”) at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000).  The Executive’s Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.

(b)           Bonuses.

(i)           Signing Bonus. On the Signing Date (or if it is not a business day, on the first business day after the Signing Date), the Executive shall receive a $50,000 signing bonus, which is deemed fully earned on the Signing Date; and, during the Term, Executive shall earn an additional bonus (the “Deferred Signing Bonus”) of $8,333.33 per month during the seventh through twelfth months of the first year of the Term (i.e., six months maximum, with the specific dates on which such amounts are earned being March 1, April 1, May 1, June 1, July 1 and August 1, 2013, and the payment date being the next regular installment after each date a bonus is earned, in accordance with the Employer’s usual payment practices), for total signing bonuses of not less than $50,000 and not to exceed $100,000 in the aggregate if the full Deferred Singing Bonus is earned.

(ii)          Annual Bonus. The Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to 100% of the Executive’s Salary based upon satisfaction of performance-related milestones, determined by the Board of Directors and the Executive, and subject to the additional provisions of Exhibit A-1.

(iii) Contract Bonus. Executive shall also receive an additional bonuses related to agreements signed with carriers and Original Equipment Manufacturers (respectively, the “Carrier Contract Bonus” and the “OEM Contract Bonus”), to the extent provided on Exhibit A-2.

(iv)         Any bonus payable under this subsection (b) shall vest and accrue upon the achievement of the specified performance criteria and shall be paid on or within thirty (30) days of such vesting and accrual date.

(c)           Regular Benefits.  The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any, all or most of its senior executives (collectively “Employer Benefit Plans”).  Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.

(d)           Reimbursement of Business Expenses.  The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time, including but not limited to, business class air travel (or, if unavailable, first class), meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

(e)           Restricted Stock Grant.  On the Signing Date, the Employer shall grant the Executive 1,500,000 shares of restricted common stock of the Employer, under and subject to the terms and conditions specified in the Company’s 2011 Equity Incentive Plan and in a Restricted Stock Agreement in substantially the form of Exhibit B (the “Restricted Stock Agreement”), which shall vest on a monthly, pro-rata basis over thirty-six (36) months beginning as of the Effective Date, as further specified in the Restricted Stock Agreement; provided, however, that all unvested shares of restricted common stock shall vest immediately upon the sale of all or substantially all of the assets of the Employer, upon the merger or reorganization of the Employer following which the equityholders of the Employer immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Employer representing 50% or more of the voting power of the Employer or 50% or more of the economic interest in the Employer in a single transaction or in a series of related transactions (i.e., a “Change of Control”).  Subject to the approval of the Employer’s Board of Directors, in its sole and exclusive discretion, the Employer may extend a non-interest bearing loan to the Executive equal to the Executive’s grossed up aggregate federal and state income tax liability attributable to the issued shares and bonus subject to, among other things: (i) a determination of the amount of the tax due; (ii) approval of the terms of such loan; and (iii) the Employer’s financial condition.

(f) Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.           Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or

(b)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.           Termination.  Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)           Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive.  Only the following shall constitute “Cause” for such termination:

(i)           any act committed by the Executive against the Employer or any of its affiliates which involves fraud, willful misconduct, gross negligence or insubordination; or

(ii)          the commission by the Executive of, or indictment for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

(b)           Termination by the Employer Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon not less than fifteen (15) days’ prior written notice to the Executive.

(c)           Death.  The Executive’s employment with the Employer shall terminate automatically upon his death.

(d)           Disability.  If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such Disability.  Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity.  If the Executive is unable to perform substantial services of any kind for the Employer during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period.  If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Employer by reason of Disability at any time thereafter.  For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Employer and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period; provided, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Employer and the Executive (or the Executive’s legal representation).  The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification.  Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7.           Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Employer is terminated for any reason during or upon expiration of the Term, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Salary payable on the Termination Date, (ii) any bonus that has been accrued under Section 4(b) through the Termination Date but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive (for clarity, no amounts related to future periods or future performance shall be payable under this clause; any such amounts shall be payable only pursuant to Section 7(d)), (iii) any unpaid expense reimbursements, payable in accordance with the Employer’s reimbursement policies, (iv) any accrued but unused vacation, payable on the Termination Date, (v) any vested benefits the Executive may have under any of the Employer Benefit Plans, payable as specified in the applicable plan documents and (iv) except in connection with a termination for Cause, the entire remaining balance of the Deferred Signing Bonus that has not been paid to Executive as of the Termination Date (i.e., $50,000, less such portion of the Deferred Signing Bonus that has been paid to Executive as of the Termination Date) (collectively, the “Accrued Compensation”).

(b)           Termination by the Employer Without Cause.  In the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b) above prior to the expiration of the Term, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Employer within forty-five (45) days of the Termination Date (the “Release Period”), the Employer shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”) effective as of the final day of the Release Period:

(i)           continuation of the Executive’s Salary at the rate and in accordance with the Employer’s payroll practices then in effect pursuant to Section 4(a); and

(ii)          continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Employer to the extent that the Employer was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable).

The Termination Benefits set forth in subsections 7(b)(i) and (ii) above shall continue effective for the lesser of (x) the remainder of the Term and (y) six (6) months (the “Termination Benefits Period”); provided that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment.  The Employer’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Employer-paid premiums cease.  The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

The Employer acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Employer, the Executive shall be entitled to accelerated vesting on his shares of capital stock of the Employer, all to the extent provided in Section 2(a) of that certain Restricted Stock Agreement, dated as of the date hereof, by and between the Employer and the Executive.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A.

(c)           Termination by Reason of Cause, Death, Disability, Voluntary Termination or Expiration of Term.  If the Executive’s employment is terminated for any reason other than by the Employer without Cause under Section 6(b), including by reason of the Employer’s election not to extend the Term, the Employer shall have no further obligation to the Executive other than payment of his Accrued Compensation.

(d)           Payments For Compensation Earned After the Term. In the event that, following the termination of the Executive’s employment for any reason other than for Cause,  the Executive becomes entitled to receive compensation due to the occurrence of an event after the such termination but during the applicable measurement period therefor, the Employer shall, pay to the Executive the applicable amount and form of compensation, as set forth elsewhere in this Agreement, as follows:

(i) with respect to the annual incentive bonus, an amount equal to a pro-rated portion of the annual incentive bonus Executive otherwise would have been paid for the fiscal year (or portion thereof for the Stub Year (as defined in Exhibit A-1)) in which such termination of employment occurs, payable when the annual incentive bonus would otherwise have been paid to Executive pursuant to Section 4(b), based upon (x) actual performance for such fiscal year (or Stub Year), as determined at the end of such fiscal year (or Stub Year) and (y) the percentage of such fiscal year (or Stub Year) that shall have elapsed through the date of Executive's termination of employment; and

(ii) with respect to the OEM Contract Bonus, an amount equal to the OEM Contract Bonus Executive otherwise would have been paid for DT entering the applicable OEM agreement, payable when the OEM Contract bonus would otherwise have been paid to Executive pursuant to Section 4(b) and the terms of the OEM Contract Bonus.

For clarity, a Carrier Contract Bonus that has accrued as of the termination date is payable under Accrued Compensation; and if it has not accrued as of the termination date, then there is no future-related or pro-rated portion that is due under any circumstances.

8.           Confidential Information, Nonsolicitation and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means proprietary information of the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Employer.

(b)           Duty of Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Employer or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Employer of such required disclosure sufficiently in advance of the intended disclosure to permit the Employer to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Employer to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)           Nonsolicitation.  During the Term and for six-months thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Employer); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)            Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Employer, or the Employer’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than ten (10) hours in any calendar month in performance of these obligations, the Employer shall pay the Executive $500 per hour for each part of an hour over ten (10) hours in such calendar month.

(g)           Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach.  Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer and without the need to post a bond or other security.

9.           Arbitration of Disputes.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc., in Los Angeles, California (“ADR”) following written request by any party hereto.  If the parties hereto after notification of the other party(-ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Notwithstanding any of the foregoing, the Employer may seek a temporary restraining order or a preliminary injunction as contemplated in Section 8(g) herein.

10.         Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.         Assignment; Successors and Assigns, etc.  Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Employer may assign its rights under this Agreement without the consent of the Executive, in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Employer will obtain a written confirmation of the assumption of the Employer’s obligation hereunder for the benefit of the Executive.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. It is anticipated that the Executive’s employer of record and salary and bonus payor may be the Employer, DT or another Subsidiary, as determined by the Employer and communicated to Executive from time to time, but the Employer and DT will be jointly and severally liable for all amounts payable to Executive hereunder.

12.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.         Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.         Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.         Third Party Beneficiary; Amendment.  The Executive and the Employer acknowledge and agree that no third party shall have any rights or benefits under this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the Executive and the Employer.

16.         Governing Law.  This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state; provided that Section 19 shall be governed by the laws of the State of Delaware.

17.         Counterparts.  This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.         No Prior Agreements.  The Executive hereby represents and warrants to the Employer and that the execution of this Agreement by the Executive, the Executive’s employment by the Employer, and the performance of the Executive’s duties hereunder will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity.  Further, the Executive agrees to indemnify the Employer for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Employer may incur based upon or arising out of the Executive’s breach of this Section.

  19.         Indemnification.  The Employer shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures for the Executive’s services as an employee, officer and director of the Employer (or any successor in interest thereof), whether before or after the Effective Date, to the maximum extent permitted under the Delaware General Corporate Law.  If the Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Employer against the Executive), by reason of the fact that the Executive is or was performing services to the Employer under this Agreement or while acting as an executive officer of the Employer, the Employer shall indemnify the Executive against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection therewith, to the maximum extent permitted under the Delaware General Corporation Law.  If the Executive is made a party to any third-party action, complaint, suit or proceeding, the Executive shall given prompt notice thereof to the Employer, and the Employer shall have the right to assume and control the defense of such action, complaint, suit or proceeding; provided that if legal counsel selected by the Employer shall have a conflict of interest that prevents such counsel from representing the Executive, the Executive may engage separate counsel and the Employer shall reimburse all reasonable attorneys’ fees and reasonable expenses of such separate counsel.  Notwithstanding the foregoing, the Employer shall not have, and the Executive acknowledges and agrees that the Employer does not have, any obligation to indemnify the Executive under this Section or under its certificate of incorporation or bylaws, with respect to (a) any breach of representation, warranty or covenant committed by the Executive under this Agreement, or (b) any action or inaction by the Executive where the Executive failed to act in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interests of the Employer, or with respect to any criminal action or proceeding, the Executive had reasonable cause to believe that his conduct was unlawful.

20.         Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Employer shall use commercially reasonable efforts to obtain directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Employer, as determined by the Employer in its sole discretion.

21.          Section 954 of the Dodd Frank Act. This Agreement and all other Compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act ((including the related regulations, “Section 954”). If the Employer’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Employer shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

22.         Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by the Employer to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Employer’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A).  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Employer to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Employer at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Employer program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Employer to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer.  It is the intent of the Employer that the provisions of this Agreement and all other plans and programs sponsored by the Employer be interpreted to comply in all respects with Section 409A; however, the Employer shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

23.         Set Off. The Employer's or DT’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its Subsidiaries to the extent permitted by applicable law.

24.         Withholding Obligations. The Employer, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

25.         Interpretation. Executive understands that this Agreement is deemed to have been drafted jointly by the parties and that the parties had a reasonable opportunity to retain legal counsel for such purpose. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

26.         Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

27.         Survival of Provisions. All other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Employer, and shall be fully enforceable thereafter.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

EMPLOYER

Mandalay Digital Group, Inc., a Delaware corp.

By:	/s/ Peter Adderton
Name: Peter Adderton
Title: CEO
Digital Turbine Group, LLC, a Delaware limited liability company

By:	/s/ Peter Adderton
Name: Peter Adderton
Title: CEO

EXECUTIVE

Name:	/s/ William Stone
William Stone

Exhibit A-1

Benchmarks for Annual Incentive Bonus for Stub Year 2012 and full year 2013.

The Board of Directors of Employer (or any compensation committee thereof) shall establish a revenue and an EBITDA target for DT for the remainder of 2012 (the “Stub Year”) within thirty (30) days of the Effective Date, and for fiscal year 2013 by March 31, 2013, in each case its sole discretion after consultation with the Executive. Revenue and EBITDA shall be as defined by the Board of Directors (or any compensation committee thereof) in its reasonable discretion. The Board of Directors (or any compensation committee thereof) may, without limitation, use any reasonable method to allocate overhead to DT for purposes of determining EBITDA and to allocate revenue that may relate to both DT and any other entity that is not a Subsidiary of DT (such as to the Employer’s other business units). The Board of Directors (or any compensation committee thereof) shall communicate each applicable target to the Executive in writing promptly after it is determined.

If the revenue target for the applicable period is achieved, as reasonably determined by the Employer, within 90 days of the end of such period, then Executive shall receive 50% of a 100% of the Salary due for that applicable period. For example, if the revenue target is met for the Stub Year, then Executive shall receive 50% of the Salary due to Executive with respect to the Stub Year. And if the revenue target is met for fiscal 2013, then Executive shall receive 50% of the Salary due to Executive with respect to fiscal 2013.

If the EBITDA target for the applicable period is achieved, as reasonably determined by the Employer, within 90 days of the end of such period, then Executive shall receive 50% of a 100% of the Salary due for that applicable period. For example, if the EBITDA target is met for the Stub Year, then Executive shall receive 50% of the Salary due to Executive with respect to the Stub Year. And if the EBITDA target is met for fiscal 2013, then Executive shall receive 50% of the Salary due to Executive with respect to fiscal 2013

The total annual incentive bonus for the Stub Year of the Term shall not exceed 100% of the Salary due to Executive for the Stub Year, and the total annual incentive bonus for 2013 shall not exceed 100% of the Salary due to Executive for 2013.

For all periods after 2013 during the Term, the Board of Directors (or any compensation committee thereof) and the Executive shall establish the applicable performance targets and measurement periods, and the Board of Directors (or any compensation committee thereof) shall reasonably determine whether such targets have been achieved.

Exhibit A-2

Executive shall receive an additional bonuses, if the following events occur, as reasonable determined by the Board of Directors (or any compensation committee thereof), subject to the following terms and conditions:

Carrier Contract Bonus: For every definitive agreement entered into between DT and a carrier during the Term having the criteria set forth under Column A, the corresponding amount set forth under Column B:

Column A	Column B
Carrier has at least 5 million subscribers or more at time of contract and contract provides on its face for revenue to DT of at least $100,000 in the first contract year.	$10,000
Carrier has between 5 million and 25 million subscribers at time of contract and contract provides on its face for revenue to DT of at least $100,000 but less than $200,000 during the first full contract year	$25,000
Carrier has over 25 million subscribers at time of contract and contract provides on its face for revenue to DT of at least $200,000 during the first full contract year	$50,000
Any contract that satisfies more than one of the above criteria-sets shall only receive one payment, determined by the highest payment for which it is eligible.

Example: If DT signs one contract with a carrier that has 6 million subscribers and that contract provides for revenue of $140,000 during the first contract year, and another contract with a carrier that has 6 million subscribers and that contract provides for revenue of $160,000 in the first contract year and a final contract with a carrier that has 26 million subscribers and that contract provides for revenue of $250,000 during the first contract year, then Executive would be due a bonus of $85,000 ($10,000 for first contract, $25,000 for second contract and $50,000 for third contract). The fact that the second and third contract include the criteria set for lower tier contracts does not result in double payment for the same contract.

OEM Contract Bonus: For every definitive agreement entered into between DT and an Original Equipment Manufacturer or other alternative distribution partner agreed upon between Executive and Employer (e.g,. Operating System Provider, Retailer, Other Distributors, etc.) during the Term, which contract provides for an express commitment by the OEM to put Digital Turbine on that OEM’s devices, 5% of the revenue DT actually receives from such OEM during the first year of the contract generated from the device commitment.

EXHIBIT B

MANDALAY DIGITAL GROUP, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

NOTICE OF GRANT

AND

RESTRICTED STOCK AGREEMENT

You have been granted the number of shares of Restricted Common Stock of Mandalay Digital Group, Inc. (the “Company”), as set forth below (“Common Shares”), subject to the terms and conditions of the Mandalay Digital Group, Inc. Amended and Restated 2011 Equity Incentive Plan (“Plan”), and this Notice of Grant and Restricted Stock Agreement including the attachments hereto (collectively, “Notice and Agreement”). Unless otherwise defined in the Notice and Agreement, terms with initial capital letters shall have the meanings set forth in the Plan.

Participant:	William Stone
Home Address:

Soc. Sec. No:
Number of shares of Restricted Common Stock Granted:	1,500,000

Grant Date:	[Date of Signing of this Agreement], 2012

Period of Restriction and Release of Common Shares from Company’s Return Right (see Sections 2 and 3 of attached Agreement)	Period of Restriction and Release Date to be conformed to Section 4(e) of the Employment Agreement between the parties of even date herewith

By signing below, you accept this grant of Common Shares and you hereby represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.

AGREED AND ACCEPTED:
Signature:
Print Name:	William Stone

MANDALAY DIGITAL GROUP, INC.

AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1.         Grant of Restricted Stock. The Company has granted to you the number of shares of Restricted Common Stock specified in the Notice of Grant on the preceding page (“Notice of Grant”), subject to the following terms and conditions. In consideration of such grant, you agree to be bound by the terms and conditions hereof, and by the terms and conditions of the Plan.

2.         Period of Restriction. During the Period of Restriction specified in the Notice of Grant, the Common Shares shall remain subject to the Company’s Return Right (defined in Section 3). The Period of Restriction shall expire and the Company’s Return Right shall lapse as to the Common Shares granted in the amount(s) and on the date(s) specified in the Notice of Grant (each, a “Release Date”); provided, however, that no Common Shares shall be released on any Release Date if the Participant has ceased Continuous Status as an Employee, Consultant or Director on or prior to such date. Any and all Common Shares subject to the Company’s Return Right at any time shall be defined in this Notice and Agreement as “Unreleased Common Shares.” [Acceleration upon a Change of Control, and vesting to continue during any Termination Benefits Period, as set forth in the Employment Agreement between the parties of even date herewith]

3.         Return of Restricted Stock to Company. If Participant ceases Continuous Status as an Employee, Consultant or Director for any reason (a “Return Event”), the Company shall become the legal and beneficial owner of the Unreleased Common Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer such Unreleased Common Shares to its own name. The Participant shall continue to own any Common Shares subject to the terms of the Plan and this Notice and Agreement with respect to which the Participant has Continuous Status as an Employee, Consultant or Director through the Release Date(s) specified in the Notice of Grant for such Common Shares.

4.         Restriction on Transfer. Except for the transfer of the Common Shares to the Company or its assignees contemplated by this Notice and Agreement, none of the Common Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the date that is two years after the Release Date for such Common Shares set forth in this Notice and Agreement. In addition, as a condition to any transfer of the Common Shares after such Release Date, the Company may, in its discretion, require: (i) that the Common Shares shall have been duly listed upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted; (ii) that either (a) a registration statement under the Securities Act of 1933, as amended (“Securities Act”) with respect to the Common Shares shall be effective, or (b) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under the Securities Act and the Participant shall have entered into agreements with the Company as reasonably required; and (iii) fulfillment of any other requirements deemed necessary by counsel for the Company to comply with Applicable Law.

5.         Retention of Common Shares. To ensure the availability for delivery of the Participant's Unreleased Common Shares upon their return to the Company pursuant to this Notice and Agreement, the Company shall retain possession of the share certificates representing the Unreleased Common Shares, together with a stock assignment duly endorsed in blank, attached hereto as Exhibit A. The Company shall hold the Unreleased Common Shares and related stock assignment until the Release Date for such Common Shares. In addition, the Company may require the spouse of Participant, if any, to execute and deliver to the Company the Consent of Spouse in the form attached hereto as Exhibit B. When a Return Event or Release Date occurs, the Company shall promptly deliver the certificate for the applicable Common Shares to the Company or to the Participant, as the case may be.

6. Stockholder Rights. Subject to the terms hereof, the Participant shall have all the rights of a stockholder with respect to the Common Shares while they are retained by the Company pursuant to Section 5, including without limitation, the right to vote the Common Shares and to receive any cash dividends declared thereon. If, from time to time prior to the Release Date, there is (i) any stock dividend, stock split or other change in the Common Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Participant shall be entitled by reason of the Participant's ownership of the Common Shares shall be immediately subject to the terms of this Notice and Agreement and included thereafter as “Common Shares” for purposes of this Notice and Agreement.

7.         Legends. The share certificate evidencing the Common Shares, if any, issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND OBLIGATIONS TO RETURN TO THE COMPANY, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

8.         U.S. Tax Consequences. The Participant has reviewed with the Participant's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Notice and Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant's own tax liability that may arise as a result of the transactions contemplated by this Notice and Agreement. The Participant understands that for U.S. taxpayers, Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the purchase price for the Common Shares, if any, and the fair market value of the Common Shares as of the date any restrictions on the Common Shares lapse. In this context, “restriction” includes the right of the Company to the return of the Common Shares upon a Return Event. The Participant understands that if he/she is a U.S. taxpayer, the Participant may elect to be taxed at the time the Common Shares are awarded as Restricted Stock rather than when and as the Return Right expires by filing an election under Section 83(b) of the Code with the IRS within 30 days from the date of acquisition. The form for making this election is attached as Exhibit C hereto.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), IF APPLICABLE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT'S BEHALF.

9.         General.

(a)         This Notice and Agreement shall be governed by and construed under the laws of the State of Delaware. The Notice and Agreement and the Plan, which is incorporated herein by reference, represents the entire agreement between the parties with respect to the shares of Restricted Common Stock granted to the Participant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Notice and Agreement, the terms and conditions of the Plan shall prevail.

(b)         Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Notice and Agreement shall be in writing and shall be deemed given when delivered personally, deposited with a reputable courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in the Notice of Grant, or such other address as a party may request by notifying the other in writing.

(c)         The rights of the Company under this Notice and Agreement and the Plan shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of the Participant under this Notice and Agreement may only be assigned with the prior written consent of the Company.

(d)         The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Notice and Agreement.

(e)         PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RELEASE OF COMMON SHARES PURSUANT TO THIS AGREEMENT SHALL BE EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE, CONSULTANT OR DIRECTOR, AND NOT THROUGH THE ACT OF BEING HIRED, APPOINTED OR OBTAINING COMMON SHARES HEREUNDER.

#####

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, __________________________, hereby sell, assign and transfer unto _______________________________________(__________) Common Shares of Mandalay Digital Group, Inc. standing in my name of the books of said corporation represented by Certificate No. ________ herewith and do hereby irrevocably constitute and appoint _____________________________ to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Notice of Grant and the Restricted Stock Agreement between Mandalay Digital Group, Inc. and the undersigned dated_____________, 20__.

Dated: _______________, 20___

Signature:

Print Name:

INSTRUCTIONS:

Please DO NOT fill in any blanks other than the signature lines.

The purpose of this assignment is to enable the Company to receive the return of the Common Shares as set forth in the Notice and Agreement, without requiring additional signatures on the part of the Participant.

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ___________________, have read and approve the foregoing Notice of Grant and Restricted Stock Agreement (the “Notice and Agreement”). In consideration of the Company's grant to my spouse of the Common Shares of Mandalay Digital Group, Inc. as set forth in the Notice and Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Notice and Agreement and agree to be bound by the provisions of the Notice and Agreement insofar as I may have any rights in said Notice and Agreement or any Common Shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state or country of our residence as of the date of the signing of the foregoing Notice and Agreement.

Dated: _______________, 20__

Signature of Spouse

Print Name:

EXHIBIT C

ELECTION UNDER SECTION 83(b)

OF THE U.S. INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:

1.      The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

Name:
Spouse:
Taxpayer I.D. No.:
Address:

Tax Year:

2. The property with respect to which the election is made is described as follows: __________________(________) shares of the common stock (“Common Shares”) of Mandalay Digital Group, Inc. (the "Company").

3. The date on which the property was transferred is ______________, 20__.

4. The property is subject to the following restrictions:

The Common Shares are required to be returned to the Company in the event that the undersigned ceases to perform services for the Company through certain dates specified in the Notice of Grant and Restricted Stock Agreement between me and the Company dated as of ___________, 20__. This right lapses with regard to a portion of the Common Shares based on my Continued Status as an Employee, Consultant or Director over time.

5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $______________________.

6. The amount (if any) paid for such property is: none.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ___________________, 20__
Signature of Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: ___________________, 20__
Spouse of Taxpayer